Exhibit 10.30

Long Term Incentive Plan

On November 7, 2012, the Compensation Committee of the Board of Directors of Fortegra Financial Corporation (the “Company”) approved a Long Term Incentive Plan (“LTIP”) for the Company’s executive officers. On January 1, 2013, under the LTIP, the Company shall make a share-based award to each executive officer in an amount equal in value to 37.5% of his or her base salary, or, in the case of the Company’s CEO, 50% of his base salary. Half the value of the award shall be made in options to purchase Company common stock and half in restricted stock.

The share-based awards will vest, if at all, if the Company achieves three-year performance goals on or before December 31, 2015 for (i) net revenue (Compound Annual Growth Rate), (ii) earnings growth (Net Income) and (iii) profitable growth (Return on Average Equity). The performance metrics are equally weighted such that achievement of any one target results in vesting of one-third of the total equity award.

The restricted stock and options will be granted pursuant to the 2010 Omnibus Incentive Plan and the Company’s restricted stock and option award agreements, as applicable. The exercise price of the options will be the closing price of the Company’s stock on the date of grant. The options will expire on the tenth anniversary of the date of grant.